Exhibit 10.1

ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT ("Agreement"), dated as of September 27, 2000 between Cosmo Communications, LLC, a Delaware limited liability company and Amanda Orrick Mintz (collectively, the "Seller"), and Hispanic Television Network, Inc., a Delaware corporation (the "Buyer").

R E C I T A L S:

          WHEREAS, Seller holds licenses and permits issued by the Federal Communications Commission (the "Commission") for the operation of low power television station KKJK-LP in Las Vegas, Nevada (the "Station"), and owns and/or leases certain assets used in the operation and maintenance of the Station, as more particularly described in this Agreement;

          WHEREAS, Seller desires to assign such licenses, permits and authorizations to Buyer and sell such assets to Buyer, and Buyer desires to acquire such licenses and assets, upon the terms and subject to the conditions herein set forth;

          WHEREAS, the assignment of such licenses, permits and authorizations of the Station is subject to the prior approval of the Commission; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE 1
TERMS OF THE TRANSACTION

          1.1     Assets to be Transferred. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver and convey (collectively, "transfer"), or cause to be transferred, to Buyer, and Buyer shall purchase from Seller, all the following assets and properties of Seller:

          (a)     Commission Authorizations. All licenses, permits and authorizations issued or granted by the Commission for the operation of or used or useful in connection with the operation of the Station, and all applications filed with the Commission whether or not held in the name of Cosmo Communications, LLC or Amanda Orrick Mintz (collectively, the "Commission Authorizations").

          (b)     Studio Lease. All of Seller's rights to and interest in the leasehold estate granted to Seller pursuant to an oral month-to-month lease for studio space by King Kong Broadcasting (the "Studio Lease").

          (c)     Tangible Personal Property. All of Seller's rights in and to the fixed and tangible personal property owned by Seller and used in the operation of the Station, consisting of: (1) one new SBP1000-UT 1000 watt television transmitter; (2) associated 1 5/8 inch transmission line; (3) one SWR 20 bay slot antenna; and (4) one 12 Gigahertz station to transmitter link.

(d) Intellectual Property; Certain Intangibles. All right, title and interest of Seller in and to the call letters "KKJK-LP."

          (e)     Books and Records. All books, records, papers and instruments of Seller of whatever nature and wherever located that relate to the Assets or the operation of the Station, including without limitation all financial and accounting records and all books and records relating to employees, the purchase of materials, supplies and services.

          (f)     Warranty Claims. All rights, claims and causes of action of Seller under or pursuant to all warranties, representations, indemnifications, hold harmless provisions and guarantees made by suppliers, licensors, manufacturers, contractors and others (including Seller's predecessors in title to the Assets, if any) in respect of the Station or the Assets.

          All the assets and properties being transferred to Buyer pursuant to this Agreement are collectively referred to herein as the "Assets".

          1.2     Purchase Price and Payment.

          (a)     In consideration of the transfer by Seller to Buyer of the Assets, Buyer shall pay to Seller the aggregate consideration of $4,050,000, which is payable in $750,000 cash and $3,300,000 in Common Stock (the "Purchase Price"). The Buyer has already deposited with the Seller (i) $50,000 cash in April 2000 and (ii) $200,000 cash in September 2000, both of which are non-refundable. The remaining portion of the Purchase Price shall be paid to Seller as follows:

(i)	On December 29, 2000, Buyer shall deliver to Seller $200,000 cash, which is non-refundable; and
(ii)

On or before December 31, 2001, Buyer shall deliver (a) by wire transfer $300,000 in immediately available funds to an account designated by Seller, and (b) certificate(s) representing the Closing Shares.

          (b)     Buyer and Seller agree that for the purpose of allocating the Purchase Price among the Assets, the fair market value of the Assets transferred shall be as set forth in Schedule 1.2(b). Buyer and Seller shall report the allocations consistently, to the extent permitted by law, on Internal Revenue Form 8594, which the parties shall cooperate in preparing and which the parties will timely file with the Internal Revenue Service. If any taxing authority makes or proposes an allocation of the Purchase Price that differs materially from that contained in the Schedule 1.2(b), Buyer and Seller shall each have the right, at such party's election and expense, to contest such taxing authority's determination. In the event of such a contest, the other parties agree to cooperate reasonably with the contesting party, but the other parties shall have the right to file such protective claims or returns as may reasonably be required to protect their interests.

          1.3     Liabilities Assumed by Buyer. Except as set forth this Section 1.3, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of Seller of any nature whatsoever. Buyer assumes and agrees to pay the following Liabilities and obligations of the Seller relating to the Assets:

(a) all obligations of Seller accruing from and after the Closing Date under the Studio Lease; and
(b) all obligations of Seller accruing from and after the Closing Date under the Commission Authorizations.

          All the Liabilities and obligations being assumed by Buyer pursuant to this Section are collectively referred to herein as the "Assumed Liabilities." Notwithstanding the foregoing, Buyer shall not be liable for and shall not assume defaults in performance of the Assumed Liabilities in respect of periods prior to the Closing Date. It is understood and agreed that Assumed Liabilities shall not include trade or other accounts payable, if any.

          1.4     Liabilities Not Assumed by Buyer. Buyer shall not assume or take title to the Assets subject to, or in any way be liable or responsible for, any Liabilities of Seller other than the Assumed Liabilities.

          1.5     Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified Person or property is subject, as in effect on the Closing Date.

          "Average Buyer Stock Price" shall mean the average of the last reported sale price regular way of the Common Stock on the Nasdaq National Market or other principal trading market on which the Common Stock is then publicly traded calculated for the number of Trading Days over which such average is to be computed, or if the principal market on which the Common Stock is then traded does not report prices on the basis of sale transactions, the average of the closing bid and ask prices for the Common Stock over the applicable number of Trading Days.

          "Closing Shares" means that number of shares of Common Stock equal to $3,300,000 divided by the Average Buyer Stock Price during the Pre-Closing Measurement Period.

          "Common Stock" means the Buyer's common stock, $.01 par value per share.

          "Communications Act" means the Communications Act of 1934, as amended.

          "Encumbrances" means mortgages, security interests, pledges, claims, liens, charges, covenants, easements, rights of way, restrictions, encroachments, leases, occupancies, tenancies, options, preemptive purchased or other rights or any other encumbrances whatsoever.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect from time to time.

          "Final Order" means an order of the Commission: (a) which has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (b) with respect to which no timely filed request for stay, request or petition for Commission rehearing, reconsideration or review, appeal or review by the Commission on its motion, is pending; and (c) as to which the time for filing any such request, petition or appeal, or for reconsideration or review by the Commission on its own motion, has expired.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign, federal or state).

          "Initial Order" means the grant of the application to assignment of the Commission Authorizations from Seller to Buyer by the FCC acting under delegated authority, which grant shall have been reported in the Federal Register or FCC public notices, but is not yet a Final Order.

          "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes) and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

          "Liabilities" mean all obligations, indebtedness, commitments, and other items constituting liabilities under Generally Accepted Accounting Principles, or "GAAP", whether direct or indirect, absolute, accrued, contingent, or otherwise, or due or to become due, asserted or unasserted, matured or unmatured, including without limitation, trade accounts payable, accrued liabilities for payroll and related expenses, obligations for borrowed money or for the deferred purchase price of property or services.

          "Ordinary Course of Business" shall mean an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

          "Pre-Closing Measurement Period" means the 90 Trading Days immediately prior to the Closing Date.

          "Reasonable Commercial Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Commercial Efforts under this Agreement does not require the Person subject to that obligation to expend or become liable for in excess of $10,000 or to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the consummation of the transactions contemplated by this Agreement.

          "Taxes" mean all Federal, state, local, foreign and other taxes, including franchise, income, estimated income, gross receipts, employment, license, excise, stamp, social security, unemployment, real property, personal property, sales, use, transfer and withholding taxes, including interest, penalties and additions in connection therewith.

          "Trading Day" shall mean a day on which the Common Stock is traded on the Nasdaq National Market, or the principal trading market on which the Common Stock is then publicly traded if other than the Nasdaq National Market.

          1.6     Tax Matters. The parties intend that the transaction contemplated by this Agreement shall constitute and be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. The parties agree to take such actions, including modifying this Agreement, to ensure that this transaction qualifies as a tax-free reorganization so long as such actions would not have a materially adverse economic impact on the party requested to take action. The parties agree to report these transactions on all tax returns and other tax filings in a manner consistent with a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code.

ARTICLE 2
CLOSING

          2.1     Closing; Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of Buyer at 6125 Airport Freeway, Fort Worth, Texas 76117 at 10:00 a.m., local time, on the fifth business day following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Articles 7 and 8, but in no event prior to December 8, 2000, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

          At the Closing, subject to the satisfaction or waiver of the conditions to its obligations set forth in this Agreement, each of the parties hereto shall make the following deliveries or such deliveries in substitution therefor as are satisfactory to the indicated recipient:

          2.2     Deliveries by Seller.

          (a)     Seller shall deliver to Buyer a General Conveyance, Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A (the "Bill of Sale"), executed by Seller, and other instruments in form and substance reasonably satisfactory to Buyer and sufficient to transfer to Buyer and effectively vest in Buyer good and indefeasible title to the Assets.

          (b)     Seller shall deliver to Buyer the resolution adopted by its members authorizing the execution, delivery and performance of this Agreement by Seller and a certification from Seller's Secretary that such resolutions are in full force and effect as of the Closing.

(c) Seller shall deliver possession of the Assets to Buyer.

          2.3     Deliveries by Buyer.

          (a)     Buyer shall deliver the wire transfer funds described in Section 1.2(a)(ii), and shall deliver to Seller a certificate or certificates for the Closing Shares.

          (b)     Buyer shall deliver to Seller the Bill of Sale, executed by Buyer.

          (c)     Buyer shall deliver to Seller such other certificates, instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller in order to effect the transactions contemplated by this Agreement to occur at the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer that:

          3.1     Organization and Qualification. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate the Assets and to conduct the business of the Station as now being conducted and proposed to be conducted under existing agreements. No actions or proceedings to dissolve Seller are pending or threatened. Seller is duly qualified to do business in every jurisdiction in which the nature of the business conducted by the Station requires such qualification.

          3.2     Authority Relative to This Agreement. Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action of Seller. Upon execution, this Agreement will be duly executed and delivered by Seller and constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of Seller has the legal power, authority and capacity to bind Seller.

          3.3     Title to Assets.

          (a)     Seller is the owner of, and has good, marketable and indefeasible title to, all the Assets, free and clear of all Encumbrances. Upon Seller's transfer of the Assets to Buyer pursuant to this Agreement, Buyer will have good and indefeasible title to all the Assets, free and clear of all encumbrances.

          (b)     Real Property. Seller has free and clear title to the lessee's interest in the Studio Lease, which is in full force and effect. All rents have been paid on this lease through the date of the TBA.

          (c)     Sufficiency of Assets. The Assets include all assets that are used in the business and operations of the Station as presently conducted, other than cash or cash equivalents.

          (d)     Condition of Assets. The Assets referred to in subparagraph (c) of Section 1.1. were as of the date of the TBA, in good operating condition and repair, ordinary wear and tear excepted, were suitable for the uses and purposes for which they were being used or intended, and were in material compliance with all applicable federal, state and local laws, ordinances and regulations, including the Communications Act. Seller has no knowledge or has not received any notice that such assets or the present use thereof is in violation of applicable statutes, ordinances and regulations. Such assets have not been used for the handling, storage, transportation, or disposal of hazardous or toxic materials.

          (e)     Notice of Defect. Seller has not received written notice of any defect or any condition relating to the transmission tower on which Seller's antenna are mounted that would or may affect the proper anchoring or securing thereof, the structural soundness thereof, or the conformance thereof in all respects with Applicable Law or generally accepted engineering standards of the television broadcasting industry applicable to transmission towers.

          3.4     Compliance With Laws. Seller has complied in all material respects with all Applicable Laws relating to the ownership or operation of the Assets or the operation of the Station (including without limitation the rules, regulations and practices of the Commission). Seller is not charged or, to the best knowledge of Seller, threatened with or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets or the operation of the Station.

          3.5     Legal Proceedings. There are no proceedings pending or, to the best knowledge of Seller, threatened against or involving Seller, the Station or the Assets. There are no Proceedings pending or, to the best knowledge of Seller, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby. Seller has not received written notice of any violation that might adversely affect the business, operations, prospects or condition of Seller, the Station, the Commission Authorizations or the Assets.

          3.6     Intellectual Property. Except for the call letters KKJK-LP, Seller does not own, hold, use or have pending any Intellectual Property in connection with the operation of the Assets or the Station.

          3.7     Public Files. Seller's local public files relating to the Station are complete and up-to-date and will be transferred to Buyer at the Closing.

          3.8     Employees. Seller as of the date of this Agreement has no employees involved in the operation or maintenance of KKJK. Seller does not, and has not in the past, maintain any employee plan that is subject to Title IV of ERISA.

          3.9     Books and Records. All the books and records of Seller relating to the Assets or the Station are substantially complete and correct in all material respects, and have been in all material respects maintained in accordance with good business practice and all Applicable Laws.

          3.10     Disclosure. No representation or warranty made by Seller in this Agreement, and no statement of Seller contained in any document, certificate or other writing furnished or to be furnished by Seller pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

          3.11     No Contravention; Consents.

          (a)     No Contravention. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the Seller do not and will not, after the giving of notice, or the lapse of time, or otherwise: (i) conflict with or violate any provisions of the Articles of Organization or operating agreement of Seller; (ii) subject to obtaining the consents referenced in Section 3.11(b), result in the breach of any of the terms of, constitute a default under, conflict with, result in, or constitute grounds for, the termination or alteration of, or result in the acceleration of the performance required by the terms of, any agreement, license, permit or other instrument to which the Seller is a party or by which the Seller or any of its property is bound or affected, or result in the creation of any Encumbrance upon any of the Assets or the Commission Authorization; (iii) violate, result in the breach of, or conflict with, any laws, regulations, orders, writs, ordinances, injunctions, decrees, rules, or judgments applicable to the Seller or any of its assets, including the Communications Act.

          (b)     Consent. Other than receipt of an Initial and Final Order, no consent, waiver, authorization or approval from, or filing of any notice or report with, any Governmental Entity or other Person is necessary in connection with the execution, delivery or performance by the Seller of this Agreement or any of the documents or transactions contemplated hereby (with or without the giving of notice, the lapse of time or both).

          3.12     Licenses and Authorizations.

          (a)     Licenses. Seller is the authorized and legal holder of the Commission Authorizations.

          (b)     Authorizations. The Commission Authorizations were validly issued, are valid and in full force and effect, and have been complied with in all material respects and no investigation, notice of investigation, violation, order, complaint, action or other proceeding is pending or, to the knowledge of the Seller, threatened before the FCC or any other Governmental Entity to revoke, refuse to renew or modify such FCC licenses or other authorizations of the Station or which could in any manner threaten or adversely affect the Commission Authorizations or the Station's operations as presently conducted. No event has occurred that permits, or after notice or lapse of time would permit, the revocation or termination of the Commission Authorizations or the imposition of any restriction thereon of such a nature as may materially limit the business or operations of the Station as now conducted. Seller has no reason to believe that the Commission Authorizations will not be renewed in the ordinary course.

          (c)     Class A Eligible. The Station is eligible for Class A status and has received notification to that effect from the FCC. Seller has operated the Station in a manner to maintain the Station's Class A eligibility prior to the date of the TBA.

          3.13     Reports. To the best of Seller's knowledge, all returns, notices, reports, statements or other filings currently required to be filed by the Seller with the FCC, and all material returns, notices, reports, statements or other filings currently required to be filed by the Seller with any other federal, state, or local Governmental Entity with respect to the Station, have been filed and complied with and shall continue to be filed and be in compliance on a current basis until the Closing. All such reports, returns and statements are (or will be, in the case of future reports) complete and correct as filed.

          3.14     Taxes.

          (a)     Filing of Tax Returns. To the best of Seller's knowledge, Seller has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of all Taxes required to be filed and due by the date hereof. The information filed is complete and accurate in all material respects.

          (b)     Payment of Taxes. To the best of Seller's knowledge, Seller has accurately computed and timely paid all Taxes of any kind that have become due and payable and that, if unpaid, could result in a lien upon the Assets. No liens for Taxes exist.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller that:

          4.1     Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2     Authority Relative to This Agreement. Buyer has full corporate power and authority to execute, deliver and perform this Agreement to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Buyer. Upon execution, this Agreement will be duly executed and delivered by Buyer and constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual signing on behalf of Buyer has the legal power, authority and capacity to bind Buyer.

          4.3     Shares to be Issued. The Closing Shares when issued to Seller, will be fully paid, nonassessable, and free and clear of all liens, security interests and encumbrances of any kind.

          4.4     Legal Proceedings. There are no proceedings pending or, to the best knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING CLOSING

          Seller hereby covenants and agrees with Buyer as follows:

          5.1     Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller (i), subject to the terms of the "TBA" (as defined in Article 9), shall operate and maintain the Station in accordance with sound engineering practices and in the Ordinary Course of Business and in compliance with all Applicable Laws (including without limitation the rules, regulations and practices of the Commission); and (ii) shall use its Reasonable Commercial Efforts to preserve, maintain and protect the Assets.

          5.2     Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, Seller shall not, without the prior written consent of Buyer:

          (a)     make any material change in the ongoing operations of the Assets or the Station;

          (b)     mortgage or pledge any of the Assets or create or suffer to exist any encumbrance thereupon;

          (c)     sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Assets;

          (d)     voluntarily take any action which would or might make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied in any material respect.

ARTICLE 6
ADDITIONAL AGREEMENTS

          6.1     Access to Information. Between the date hereof and the Closing, Seller (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to all books, records, agreements, and commitments of Seller relating to the Assets or the Station, and (ii) shall permit Buyer and its authorized representatives to make such inspections as they may reasonably require,

          6.2     Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall not directly or indirectly, (i) solicit, initiate, or knowingly encourage any acquisition proposal, (ii) engage in discussions or negotiations with any Person relating to a sale of any or all of the Assets, or (iii) disclose any nonpublic information relating to the Assets or the Station to any Person that is considering making or has made a proposal to acquire the Station. If Seller shall hereafter receive any proposal to acquire the Station, Seller shall immediately communicate the terms of such proposal to Buyer.

          6.3     Third Party Consents. Seller shall use its Reasonable Commercial Efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Entities) that are necessary, required, or deemed by Buyer to be desirable to enable Seller to transfer the Assets to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby. All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section shall be borne by Seller.

          6.4     Reasonable Commercial Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Commercial Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement.

          6.5     Commission Consent. Consummation of the purchase and sale provided for herein and the performance of the obligations of Seller and Buyer under this Agreement are subject to:

          (a)     the issuance by the Commission (including, for purposes hereof, the Commission staff acting under delegated authority) of an order approving the Commission Applications and consenting to the assignment of the Commission Authorizations from Seller to Buyer and compliance by the parties hereto with the conditions imposed in said order (provided that neither Buyer or Seller shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse affect upon it); and (b) said order having become a Final Order; provided, however, that condition (b) may be waived by written notice from Buyer to Seller at any time after an Initial Order is obtained from the Commission.

          (b)     Application For Commission Consent. Seller and Buyer agree to proceed expeditiously and with due diligence and to use their Reasonable Commercial Efforts and to cooperate with each other in seeking the Commission's approval of the transactions contemplated hereunder through the preparation, filing and prosecution of an appropriate application to assign the Commission Authorizations from Seller to Buyer (the "Assignment Application"). Within five (5) days after the date of this Agreement, each party shall have prepared its portion of the Assignment Application and all information, data, exhibits, resolutions, statements and other materials necessary and proper in connection with such Assignment Application, and shall have delivered it to Buyer's counsel for filing with the Commission. Each party further agrees expeditiously to prepare Application amendments, respond to oral or written inquiries and answer pleadings whenever such documents are required by the Commission or its rules.

          (c)     Notice of Application. Seller shall, at its expense, give due notice of the filing of the Assignment Application by such means as may be required by the rules and regulations of the Commission.

          6.6     Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred; provided, however, that if this Agreement shall have been terminated pursuant to Section 9.1 as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other party in connection with the transactions contemplated by this Agreement.

          6.7     Risk of Loss. Subject to the terms of the TBA, the risk of any loss, damage or impairment, confiscation or condemnation of the Assets or any part thereof from fire or any other casualty or cause shall be borne by Seller at all times prior to the Closing.

          6.8     Registration of Closing Shares. Prior to the Closing, Buyer shall, at its own expense, prepare and file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering the Closing Shares, and such registration statement shall have been declared effective by the Securities and Exchange Commission. In addition, Buyer shall use Reasonable Commercial Efforts to register or qualify the Closing Shares under such other securities or blue sky laws of such jurisdictions as Seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Seller to consummate the disposition in such jurisdictions of the Closing Shares owned by Seller; provided, however, that Buyer will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.8, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          7.1     Representations and Warranties True. All the representations and warranties of Buyer contained in this Agreement shall be true and correct when made and as of the Closing Date as though made at and as of that time except as affected by transactions permitted by this Agreement.

          7.2     Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          7.3     Final Order of Commission. The grant by the Commission of the Assignment Application shall have become a Final Order, subject to Section 6.5.

          7.4     Other Documents. Seller shall have received the certificates, instruments and documents described in Section 2.3.

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          8.1     Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement shall be true and correct when made and as of the Closing Date as though made at and as of that time and Seller shall deliver a certificate to such effect.

          8.2     Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          8.3     Final Order of Commission. The grant by the Commission of the Assignment Application shall have become a Final Order, subject to Section 6.5.

          8.4     Other Documents. Buyer shall have received the certificates, instruments, and documents listed below:

          (a)     The certificates, documents and instruments described in Section 2.2.

          (b)     Executed copies of all consents and approvals of third parties required to be obtained by or on the part of Seller for the consummation of the transactions contemplated hereby, including without limitation, relating to the transfer of the Assets.

          (c)     All books and records of Seller relating to the Assets or the operation of the Station.

          (d)     Certified copies of resolutions of Seller authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

ARTICLE 9
TERMINATION, AMENDMENT, AND WAIVER

          9.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

          (a)     by mutual written consent of Seller and Buyer; or

          (b)     by either Seller or Buyer, if the Closing shall not have occurred on or before December 31, 2001, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement;

          (c)     by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any material respect when made or at the Closing (as if made at and as of such time), or (ii) Buyer shall have failed to fulfill in any material respect any of its material obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Seller to Buyer; or

          (d)     by Buyer, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in any material respect when made or at the Closing (as if made at and as of such time), or (ii) Seller shall have failed to fulfill in any material respect any of its material obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Buyer to Seller.

          9.2     Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

          9.3     Waiver. Each of Seller and Buyer may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.4     Time Brokerage Agreement. In the event of the termination of this Agreement by either Buyer or Seller pursuant to any provision of Article 9, the Time Brokerage Agreement dated June 1, 2000 ("TBA"), between Buyer and Seller and providing for Buyer's utilization of the Station, shall simultaneously terminate. In the event that the TBA is terminated pursuant to this provision, Buyer shall be entitled to the immediate possession of any and all Buyer owned personal property used in the operation of the Station.

ARTICLE 10
INDEMNIFICATION

          10.1     Indemnification by Seller. Subject to the terms of Article 9, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, Liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from:

          (a)     any inaccuracy in or breach of any representation or warranty of Seller whether known or unknown by Buyer at Closing contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto;

          (b)     any breach by Seller of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

          (c)     any liability or obligation of Seller (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Liabilities;

          (d)     the ownership, management, or use of the Assets prior to June 1, 2000;

          (e)     any encumbrances on the Assets.

          10.2     Indemnification by Buyer. Subject to the terms of Article 9, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by Seller, directly or indirectly, by reason of or resulting from:

          (a)     any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

          (b)     any breach by Buyer of any of its covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

          (c)     the performance or non-performance of the Assumed Liabilities after the Closing Date;

          (d)     the ownership, management, or use of the Assets on or after June 1, 2000.

          10.3     Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing Date and shall remain operative and in full force and effect for six (6) months and any claim made with respect to the representations and warranties must be made within six (6) months from the Closing Date. The covenants contained in this Agreement shall survive Closing.

          10.4     Indemnification Claim. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice ("Notice of Claim") of such claim or demand to the party or parties it is seeking indemnification from ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 10.3 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

          10.5     Notice of Claim. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 10.4 hereof is a claim or demand asserted by a third party, Indemnitor shall have twenty-five (25) days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel; provided, however, that Indemnitor shall not be required to pay the fees and disbursements of more than one separate law firm for all Indemnitees in any jurisdiction in any single action or proceeding. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (i) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (ii) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Section 10.

          10.6     Indemnitor's Obligations. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

          10.7     Date of Notice of Claim. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 11.1 of this Agreement.

          10.8     Consent of Indemnitee. No claim giving rise to a Notice of Claim shall be compromised or settled except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

ARTICLE 11
MISCELLANEOUS

          11.1     Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, (iv) sent by telecopy or facsimile transmission, answer back requested, or (v) sent by electronic mail, with confirmation of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                    If to Buyer:

                              Hispanic Television Network, Inc.
                              6125 Airport Freeway, Suite 200
                              Fort Worth, Texas 76117
                              Attention: Marco Camacho, Chief Executive Officer
                              Telefax: (817) 222-9809

                    If to Seller:

                              Cosmo Communications, LLC
                              710 Buffalo Street, Suite 204
                              Corpus Christi, Texas 78401
                              Attn: Howard Mintz
                              Telefax: (361) 883-3160
                              Email: minick@swbell.net

          11.2     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          11.3     Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

          11.4     Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

          11.5     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          11.6     Counterparts and Facsimile Execution. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto. In order to facilitate the execution of this Agreement, an executed counterpart of the signature page or pages to the Agreement may be delivered by facsimile transmission to the other parties hereto and such facsimile signature shall be deemed an original signature for purposes of this Agreement and shall be binding on the parties hereto. An original executed counterpart of said signature page shall be promptly forwarded to the other parties hereto.

          11.7     Attorneys' Fees. In the event legal proceedings are commenced by either party to enforce any rights hereunder, the prevailing party shall be entitled to collect reasonable attorneys' fees and expenses incurred in connection with such action.

          11.8     Exhibits, Schedules and Attachments. The Exhibits, Schedules and attachments attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions in this Agreement shall control.

          IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:
Cosmo Communications, LLC By: /s/ Amanda Orrick Mintz ____________ AMANDA ORRICK MINTZ Managing Member
BUYER:
Hispanic Television Network, Inc. By: _/s/ Marco Camacho_________________ MARCO CAMACHO Chief Executive Officer

EXHIBIT A

GENERAL CONVEYANCE, ASSIGNMENT AND
BILL OF SALE AND TRANSFER AND
ASSUMPTION OF LIABILITIES

          General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "Conveyance"), dated as of _____________, between Cosmo Communications, LLC, a Delaware limited liability company ("Grantor") and Hispanic Television Network, Inc., a Delaware corporation ("Grantee").

R E C I T A L S:

          WHEREAS, Grantor holds certain licenses, permits and authorizations issued by the Federal Communications Commission (the "Commission") for the operation of commercial low power television station KKJK-LP in Las Vegas, Nevada (the "Station"), and owns/leases certain assets used in the operation and maintenance of the Station, as more particularly described in the Asset Purchase Agreement dated _________, 2000 by and between Grantor and Grantee (the "Agreement");

          WHEREAS, Grantor desires to assign such licenses, permits and authorizations to Grantee and sell such assets to Grantee, and Grantee desires to acquire such licenses and assets, upon the terms and subject to the conditions set forth in the Agreement;

          WHEREAS, this instrument is the General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities provided for in the Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ADDITIONAL DEFINITIONS

          Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

TRANSFER OF ASSETS

          Grantor has SOLD, TRANSFERRED, GRANTED, CONVEYED and ASSIGNED, and by these presents does hereby SELL, TRANSFER, GRANT, CONVEY and ASSIGN, as of the Closing, the Assets unto Grantee, subject to the terms and provisions of the Agreement; TO HAVE AND TO HOLD the Assets, together with all and singular the rights thereto in anywise belonging, unto Grantee, its successors, assigns and legal representatives, forever; and Grantor does hereby warrant and covenant that (1) Grantor is the sole owner of the Assets and (2) that the Assets are so owned, free and clear of all encumbrances of any kind, and Grantor does hereby bind itself, its successors, personal representatives, heirs, and assigns to WARRANT AND FOREVER DEFEND the title to the Assets unto Grantee, its successors and assigns from and against every person claiming the same or any part thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Conveyance to be executed on the dates of their respective acknowledgments set forth below, to be effective, however, as of the Closing.

GRANTOR:
By:__________________________________ Amanda Orrick Mintz Managing Member
GRANTEE:
By:___________________________________ Marco Camacho Chief Executive Officer
THE STATE OF TEXAS COUNTY OF _________	&#167 &#167 &#167

          This instrument was acknowledged before me on _______________, 2000, by Amanda Orrick Mintz, Managing Member of Cosmo Communications, LLC, on behalf of said limited liability company.

______________________________________ Notary Public, State of Texas
THE STATE OF TEXAS COUNTY OF _________	&#167 &#167 &#167

          This instrument was acknowledged before me on _______________, 2000, by Marco Camacho, Chief Executive Officer of Hispanic Television Network, Inc., on behalf of said corporation.

______________________________________ Notary Public, State of Texas